Exhibit 10.18

SUPPLY AGREEMENT

This SUPPLY AGREEMENT (this "Agreement"), effective as of April 24, 2015 (the "Effective Date"), is made by and between CDx, Inc., having a place of business at 6335 Ferris Square, Suite B, San Diego, CA 92121, ("Company"), and Next Dimension Technologies, Inc., having a place of business at 1 West Mountain Street, #11, Pasadena, CA 91103 ("Supplier"). Company and Supplier may be referred to herein each, individually, as a "Party" or, collectively, as the "Parties".

BACKGROUND

A.           Company and Supplier have entered into negotiations for certain License Agreement (Draft License Agreement presented in Exhibit F) (the "License Agreement"), wherein the provisions of the finalized License Agreement shall control upon its execution, and that certain Joint Development Agreement dated November 1, 2013, as amended (the "Joint Development Agreement"); and

B.           Company has a need for and desires to purchase Product(s) (as defined herein) for use in its analyzer devices in the Field (as defined below); and

C.           Supplier produces, supplies, and desires to sell such Product(s) to Company for use in its analyzer devices in the Field (as defined below), all on the terms and conditions set forth herein below.

NOW THEREFORE, for and in consideration of the covenants, conditions, and undertakings hereinafter set forth, it is agreed by and between the Parties as follows:

ARTICLE 1
DEFINITIONS

As used in this Agreement, the following capitalized terms shall have the meanings indicated below. Any capitalized terms not defined herein shall have the meanings set forth in the License Agreement between the Parties (Exhibit F):

1.1           "Affiliate" shall mean with respect to either Party, any corporation, limited liability company or other legal entity which directly or indirectly controls, is controlled by, or is under common control of the subject Party as of the Effective Date of this Agreement. For the purpose of this Agreement, "control" shall mean the direct or indirect ownership of at least fifty-one percent (51%) of the outstanding shares on a fully diluted basis or other voting rights of the subject entity to elect directors, or if not meeting the preceding, any entity owned or controlled by or owning or controlling at the maximum control or ownership right permitted in the country where such entity exists. In addition, a party's status as an Affiliate shall terminate if and when such control ceases to exist.

1.2           "Applicable Laws" shall mean all laws, ordinances, rules and regulations of any governmental or regulatory authority within the United States that apply to the manufacture and supply of Products, including without limitation all applicable federal, state and local laws and regulations.

1.3           "Facility" shall mean the Supplier's primary manufacturing facility of Products.

1.4           "Field" shall mean the use of sensors and their associated hardware, software, or signal processing technology to characterize cannabis or to detect or to quantify compounds in cannabis except for applications in law enforcement.

1.5           "Licensed Patents" shall mean any and all patents and patent applications owned, controlled, or licensed by Company that claim or disclose the Technology, including any patents claiming or included in the License Agreement and any patents claiming or included in the Arising Intellectual Property Rights (as defined in the Joint Development Agreement), in each case together with registrations, renewals, reissues, reexaminations or extensions of any kind with respect to any of such patents and all foreign equivalents of any of the foregoing.

1.6           "Person" means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

1.7           "Product" shall mean the product to be manufactured and supplied by Supplier as described on Exhibit A hereto.

1.8           "Specifications" shall mean the set of specifications set forth on Exhibit B hereto. Notwithstanding, Specifications shall exclude any individual specification that is labeled as "undefined" until which time they are specifically defined according to the procedure described for that specification in Exhibit B.

1.9           "Technology" shall mean any chemical sensing or detection technology, including without limitation (a) any chemical sensor and related technology, (b) any node or other system that includes a chemical sensor as a component, and (c) any method of using or manufacturing a sensor, node or system described in (a) or (b), together with all intellectual property rights therein.

1.10         "Territory" means all of the countries and territories in the world.

1.11        "Test Product" means the initial one hundred seventy-five (175) Products delivered under this Agreement for the purpose of testing and evaluation.

1.11        "Third Party" means any Person other than Supplier, Company or its Affiliates.

ARTICLE 2

LICENSE AND SUPPLY

2.1           License. Subject to the terms and conditions of this Agreement and without limiting the licenses granted pursuant to the License Agreement, Company hereby grams to Supplier a limited, exclusive license in, to and under the Licensed Patents to manufacture Products solely for the purpose of fulfilling its obligations pursuant to this Agreement.

2.2           Product Supply. Subject to the terms and conditions of this Agreement, Supplier shall supply to Company all quantities of the Product ordered by Company under this Agreement on an exclusive basis during the term of this Agreement. For clarity, Supplier shall not, and shall cause its Affiliates not to, directly or indirectly, by itself or with or through any third party, (i) market, commercialize, promote, import, distribute or sell any Product in the Field in the Territory, (ii) grant any license or other right to a third party to market, commercialize, promote, import, distribute or sell any Product in the Field in the Territory, (iii) develop or manufacture for itself or any of its Affiliates, or supply to any third party, any Product for marketing, commercialization, promotion, importation, distribution or sale in the Field in the Territory, in each case (i) through (iii) other than pursuant to, or in support of, this Agreement or the License Agreement or the Joint Development Agreement.

2.3           Forecasts. During the term of this Agreement and at least seven (7) days prior to the start of each calendar quarter, Company shall provide Supplier with a rolling written forecast of the quantities of Product(s) estimated to be required on a quarterly basis during the next four (4) quarters. Within fifteen (15) days of receipt of Company's forecasts, Supplier shall provide Company with a written confirmation of, (i) the maximum quantities of Product(s) that can be provided by the Supplier during each quarter of the forecast period ("Capacity Constraint"), and (ii) the lead times necessary to supply the forecasted quantities of Products ("Lead Time Constraint)". Supplier's license to manufacture Products on an exclusive basis in accordance with Section 2.1 shall revert to a non-exclusive license if Supplier's Capacity Constraint in any quarter is less than 75% of the Company's forecasted quantity for that quarter or if Supplier's Lead Time Constraints for any quarter exceeds the lead times listed below.

Percentage increase in quarterly forecasted Product quantities relative to Product quantities ordered in the immediately preceding quarter under Section 2.5	Maximum lead time

<10%	days

10- 25%	days

25 - 500%	days

>500%	days

Notwithstanding anything in this Section 2.3 to the contrary, Supplier's license to manufacture Products on an exclusive basis shall not be impacted by any Capacity or Lead Time Constraints in the first ninety (90) day period following the Effective Date of this Agreement.

2.4           Initial Forecasts and Constraints. Company's initial forecast and Supplier's initial Lead Time and Capacity Constraints for the first year of this Agreement are provided in Exhibit C.

2.5           Orders.

2.5.1 Orders. Concurrent with the execution of this Agreement, Company is placing an initial order for the quantity of Products provided in Exhibit D. Company shall initiate additional purchases of Products hereunder subject to Supplier's Lead Time and Capacity Constraints as provided by the Supplier in the immediately preceding forecast period. Supplier shall accept such orders from Company, subject to the terms and conditions of this Agreement.

2.5.2 Form of Orders. Company's orders for additional Products shall be made pursuant to a written purchase order on its standard form, and will provide for shipment in accordance with reasonable delivery schedules as may be agreed upon from time to time by Supplier and Company in writing so long as the lead times shall not exceed the maximum lead times set forth in Section 2.3 unless otherwise agreed to by the Parties. Notwithstanding the foregoing, Company agrees that Supplier's delivery dates for quantities of Products that exceed two-thirds of the Capacity Constraint in any given quarter may extend up to 30 days beyond the maximum lead times set forth in Section 2.3. ANY ADDITIONAL OR INCONSISTENT TERMS OR CONDITIONS OF ANY PURCHASE ORDER, ACKNOWLEDGMENT OR SIMILAR STANDARDIZED FORM GIVEN OR RECEIVED PURSUANT TO THIS AGREEMENT WILL HAVE NO EFFECT AND SUCH TERMS AND CONDITIONS ARE HEREBY EXCLUDED.

2.6           Acceptance. Supplier shall accept and fill purchase orders that have been issued by Company in compliance with this Article 2. Supplier shall confirm its receipt of purchase orders submitted by Company by notifying Company or its designees, as the case may be, within fifteen (15) business days after receiving such purchase order. For the avoidance of doubt, in the event Supplier does not so notify Company within such fifteen (15) day period, then such purchase order shall be deemed received and accepted provided that the Company provides written notice to the Supplier of such purchase order pursuant to Section 10.6 within twenty-one (21) days of submission of the original purchase order.

2.7           Product Testing. Supplier will provide at its own expense, and will cause its subcontractors to provide at their own or Supplier's expense, the equipment, facilities and personnel necessary for the performance of such tests described in Section 1.06 of Exhibit B. Supplier shall promptly provide Company with a copy of all tests results pursuant to Section 1.07D of Exhibit B.

2.8           Packaging. Product shall be shipped packaged in containers as specified in Exhibit B. Supplier shall be liable for any damage to Product resulting from the failure to pack such Product in accordance with industry standards. Packaging materials shall become the property of Purchaser upon Delivery.

2.9           Manufacturing Assets. During the term of this Agreement, in the event that Supplier undergoes an Insolvency Event as defined in the License Agreement, Company shall have the right to purchase Supplier's assets and equipment relating to the production of Products (the "Production Assets") under the following terms and conditions:

2.9.1 Within ninety (90) days of any event described in Section 2.9, Supplier shall deliver to the Company an offer to sell its Production Assets stating a list of the equipment included in the offer and the price and terms of purchase.

2.9.2 The Company shall have the right of first refusal to purchase the Production Assets for a period of not less than thirty (30) days after Supplier's delivery of the offer details.

2.9.3 If, after any right of first refusal has expired, the Supplier offers any of the Production Assets at a price lower than that offered to the Company, the Supplier shall in writing notify the Company prior to the publication of an offer. The Company shall have the right of first refusal at the lower price for a period of not less than an additional ten (10) days after the date of the notice. Thereafter, the Company shall have no additional right of first refusal. As used in this paragraph, the term "offer" includes any solicitation to the general public by means of newspaper advertisement, radio, television, or written or printed sales literature or price list.

2.10        Non-Compete. Supplier acknowledges and agrees that it shall supply Product to Company only, and shall not supply Product or any derivatives in the Field of Use to any third party except as authorized by Company.

ARTICLE 3
PAYMENTS

3.1           Price. The price to be paid by Company per unit of Product shall be as set forth on Exhibit E hereto and Company shall pay such price in accordance with the payment schedule described therein.

3.2           Invoicing: Payment. Supplier shall submit invoices to Company for Products ordered by Company under this Agreement for all amounts due with respect to such shipment in accordance with the payment terms set forth in Exhibit E. All invoices will be sent to the address specified in the applicable purchase order, and each invoice will state the aggregate and unit price for Product in a given shipment, plus any insurance, taxes, or other costs incident to the purchase or shipment initially paid by Supplier but to be borne by Company under this Agreement.

3.3           Taxes. All taxes (and any related penalties or interest) imposed on any payment by Company to Supplier shall be the sole responsibility of Supplier. Notwithstanding the forgoing, Company shall reimburse Supplier for any sales taxes pre-paid by the Supplier in accordance with the terms of Section 3.2.

3.4           Currency. All amounts payable by Company hereunder will be made in United States Dollars. Unless otherwise set forth, all amounts specified in any purchase order shall be deemed specified in United States Dollars.

ARTICLE 4

DELIVERY; ACCEPTANCE

4.1           Delivery. Supplier shall deliver the quantities of Product ordered by Company on the dates specified in Company's purchase orders submitted in accordance with Section 2.4 above. All Product shipments shall be delivered to a domestic receiving location specified by the Company and using Company's designated carrier. Each shipment shall be insured for the benefit of Company. Supplier shall pre-pay shipping costs, and Company will reimburse Supplier for shipping costs as provided in Section 3.2. All Product delivered hereunder shall be suitably packed for shipment by Supplier in accordance with good commercial practice with respect to protection of such Product during transportation and marked for shipment to Company's specified receiving point.

4.2           Delivery Delays.

4.2.1 Time is of the Essence. Time is of the essence of Supplier's obligations under this Agreement, and Supplier acknowledges that Company relies upon Supplier's timely performance as sole provider of Product. The Supplier will regularly monitor, report, forecast and control the progress of the work in accordance with the schedule set forth in this Agreement. If such activities indicate a delay or potential for delay, Supplier will take appropriate corrective measures and will make reasonable efforts to avoid such delay.

4.2.2 Notification of Delays. In the event of any delay or anticipated delay in Supplier's performance, Supplier will give Company notice of such delay or anticipated delay in writing within seven (7) days after the occurrence of the event giving rise to the delay or anticipated delay became known to, or, with the exercise of reasonable diligence on the part of Supplier, should have become known to, Supplier. The notice to Company will include a description of the source or cause of the delay or anticipated delay and of the actions Supplier intends to undertake to avoid or recover from the delay. Supplier shall take reasonable steps necessary to avoid or recover from the delay in order to recover and maintain the schedule set forth in this Agreement. All costs incurred by Supplier to accelerate its work will be to the account of Supplier. Company's receipt of Supplier's notice of delay and/or Company's approval of Supplier's proposed action to recover the delay will not constitute a waiver of any right or remedy available to Company under this Agreement or at law or in equity, nor will be deemed a waiver of any other requirements of this Agreement.

4.2.3 Delivery of Product; Escrow Provision. Upon the written request of Company and at Company's expense, Supplier agrees to place in escrow with a mutually agreed escrow agent (the "Escrow Agent") within ninety (90) days, and update as necessary so that it remains current, electronic versions of documents detailing a list of qualified raw materials, equipment, vendors, process flow diagrams, formulations, manufacturing process information, protocols, standard operating procedures, know-how and all other information reasonably necessary to enable Company to make or have made Products (collectively, the "Escrowed Materials"). The Escrowed Materials will be delivered to Company by the Escrow Agent if at any time during the term of this Agreement, (a) Supplier undergoes an Insolvency Event as defined in the License Agreement, or (b) should Supplier fail to timely deliver at least 75% of the quantities of Product ordered by Company within thirty (30) days of the dates specified in Company's purchase orders.

4.3           Acceptance. Acceptance by Company of Product delivered by Supplier shall be subject to inspection by Company or its designee. If on such inspection or testing Company or its designee discovers (a) visible damage to the Products, or (b) that any Product fails to conform with the current Specifications therefor or otherwise fails to conform to the warranties given by Supplier in Article 6 below, Company or such designee may reject such Product, which rejection will be accomplished by giving written notice to Supplier. Upon request from Supplier, Company shall return the rejected Product in accordance with Supplier's reasonable instructions and at Supplier's expense. In the event that Supplier and Company agree (or there is an independent finding) that any Products failed to comply with the current Specification or Applicable Law, Supplier shall use its best efforts to replace properly rejected Product within the shortest possible time and in any event within thirty (30) days after Supplier's receipt of notice thereof. In the event all or part of a shipment of Product is rejected prior to Company's payment therefor, Company may withhold such payment until receipt of replacement Product that conforms with the current Specifications therefor and to the warranties given by Supplier in Article 6 below.

4.4           Disputes. Supplier may analyze any Products rejected by Company for nonconformity. In case of a disagreement between the Parties, the dispute shall be submitted for tests and decision to an independent testing organization mutually agreed upon by the Parties (the "Testing Organization"), the appointment of which shall not be unreasonably withheld or delayed by either Party. The determination of such entity with respect to all or part of any shipment of Products shall be final and binding upon the Parties. The Party against which the determination is made shall pay the fees and expenses of the Testing Organization making such determination.

4.5           Latent Defects. Notwithstanding Section 4.2, if Company first discovers that any Product fails to conform with the current Specifications or is otherwise defective only after Company's acceptance thereof, and such failure would not have been readily discoverable from a reasonable inspection or review of the Products or its associated documentation provided by Supplier (collectively, "Latent Defects"), Company shall have the continuing right to reject the Products, provided it notifies Supplier of the Latent Defect within fifteen (15) business days after the discovery of the Latent Defect.

4.6           Rejection. Except as provided in this Article 4, Company may not reject Products that Supplier delivers to Company pursuant to this Agreement. Notwithstanding anything in this Agreement to the contrary, Company further agrees not to reject Test Products for any reason.

ARTICLE 5
QUALITY

5.1           Quality. All Product delivered by Supplier hereunder shall meet the applicable current Specifications and shall be manufactured at the Facility in accordance with the Applicable Laws.

5.2           Inspections. Company may inspect: (i) such parts of Facility used or related to the production of Products; and (ii) documentation relating to regulatory compliance. Company and Supplier shall schedule inspections at mutually agreeable times. All inspections shall be conducted during normal business hours and in such a manner as to not unreasonably disrupt business operations. The Company's right to inspect shall be limited to four (4) inspections in any annual period.

5.3           Recalls. The Parties shall immediately inform each other in writing of all information relating to: (a) any incident relating to a Product that is the subject of recall, market withdrawal or correction; or (b) any Product that may require, whether based on manufacturing defect, tampering, or otherwise, a recall, field alert, product withdrawal or field correction arising from any defect in any such Product provided under this Agreement. The Parties then shall meet and discuss the situation in good faith to determine if a recall, field alert, product withdrawal, or field correction is necessary. In the event that either Company or Supplier decides that a recall, field alert, product withdrawal, or field correction is necessary due to any defect or other problem in any Product, the Parties shall cooperate and use reasonable efforts in effecting any such required recall, market withdrawal or correction. Payment of costs and expenses associated with recalls, market withdrawals, market corrections and the costs associated with replacement of the recalled or withdrawn Products shall be borne by the Party whose negligent or defective manufacturing, processing, testing, packing or storage necessitated such recall, market withdrawal or market correction.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

6.1           Product Warranties. Supplier represents and warrants that:

6.1.1 Specifications. All Product supplied hereunder shall comply with the applicable current Specifications;

6.1.2 Applicable Laws. The Facility, the manufacturing and supply activities contemplated herein, and all Product supplied hereunder shall comply with all Applicable Laws. Supplier warrants that manufacturing and supply of Product will not knowingly infringe any valid claim of any third-party patent.

6.1.3 No Encumbrance. Title to all Product provided to Company under this Agreement shall pass as provided in this Agreement, free and clear of any security interest, lien, or other encumbrance.

6.2           Company's Warranties. Company warrants and covenants that: (a) the Product is being purchased only for use in the Field; (b) Company's handling, use or consumption of the Product will not knowingly infringe any valid claim of any third-party patent, (c) Company will not use, consume or combine the Product for end uses intended to be toxic or lethal to humans, (d) Company has, and will use, the requisite expertise, personnel and equipment to handle, store, transport, use, consume and dispose of the Products (i) in compliance with all applicable laws and governmental regulations, actions, orders, decrees and requests, and (ii) in a manner so that the Product will not be injurious to any person or the environment.

6.3           Disclaimer. EXCEPT AS PROVIDED IN THIS ARTICLE 6. NEITHER PARTY MAKES ANY WARRANTIES OR CONDITIONS (EXPRESS, IMPLIED, STATUTORY OR OTHERWISE) WITH RESPECT TO THE SUBJECT MATTER HEREOF AND EACH PARTY EXPRESSLY DISCLAIMS ANY SUCH ADDITIONAL WARRANTIES.

ARTICLE 7

TERM AND TERMINATION

7.1           Term. The term of this Agreement shall commence on the Effective Date and continue in full force until the fifth (5th) anniversary of the Effective Date, unless terminated earlier in accordance with this ARTICLE 7 of this Agreement.

7.2           Termination for Breach. Either Party may terminate this Agreement upon written notice in the event that the other Party shall have materially breached this Agreement, and such breach is not cured within thirty (30) days after receiving written notice of such breach. Notwithstanding the foregoing, if during such thirty (30) day period, the allegedly breaching Party disputes that it has materially breached this Agreement, then the other Party shall not have the right to terminate this Agreement until it has been finally determined in accordance with Section 10.2 or Section 10.3 below that the allegedly breaching Party has materially breached this Agreement, and such Party fails to comply herewith within thirty (30) days thereafter.

7.3           Termination for Convenience. Either Party may terminate this Agreement upon three hundred sixty-five (365) days' prior written notice to the other Party for any reason.

7.4           Effect of Expiration or Termination.

7.4.1 Rights and Obligations. Termination or expiration of this Agreement shall not relieve a Party from any liability that, at the time of such termination or expiration, has already accrued to the other Party.

7.4.2 Survival. The provisions of Sections 1, 4.4, 5.3, 6, 7.4, 8, 9 and 10 of this Agreement shall survive the termination of this Agreement for any reason.

7.5           Nullification. Company agrees that Supplier may immediately terminate nullify this Agreement at its sole discretion upon written notice to the Company within the first seven (7) days of the Effective Date of this Agreement. Supplier's right to nullify this Agreement shall expire on May 1, 2015.

ARTICLE 8

CONFIDENTIALITY

8.1           Confidential Information. During the term of this Agreement, except as provided herein, each Party shall maintain in confidence, and shall not use for any purpose or disclose to any third party, information that is disclosed by the other Party in writing and marked "Confidential" or that is disclosed orally and confirmed in writing as confidential within forty-five (45) days following such disclosure (collectively, "Confidential Information"). Confidential Information shall not include any information that is: (i) already known to the receiving Party at the time of disclosure hereunder, or (ii) now or hereafter becomes publicly known other than through acts or omissions of the receiving Party, or (iii) is disclosed to the receiving Party by a third party under no obligation of confidentiality to the disclosing Party or (iv) independently developed by the receiving Party without use of or reference to the Confidential Information of the disclosing Party.

8.2           Permitted Usage. Each Party may use and disclose Confidential Information of the other Party as follows: (i) under appropriate confidentiality provisions substantially equivalent to those in this Agreement, in connection with the performance of its obligations or exercise of rights granted to such Party in this Agreement; (ii) in communication with existing and potential investors, consultants, advisors (including financial advisors, lawyers and accountants) and others on a need to know basis, in each case under appropriate confidentiality provisions substantially equivalent to those of this Agreement; or (iii) to the extent mutually agreed to by the Parties. Except as set forth in this Section 8.2, neither party may use or disclose Confidential Information of the other Party. Each Party shall take at least those measures that it employs to protect its own confidential information of a similar nature to protect the secrecy of and avoid disclosure and unauthorized use of the Confidential Information of the other Party, but in no event less than a reasonable degree of care.

8.3           Confidential Terms. Each of the Parties agrees not to disclose to any Third Party the terms and conditions of this Agreement without the prior approval of the other Party, (i) except to advisors (including consultants, financial advisors, attorneys and accountants) and potential and existing investors, in each case under circumstances that reasonably protect the confidentiality thereof, or (ii) to the extent necessary to comply with the terms of agreements with third parties, or (iii) except to the extent necessary to comply with applicable Law, including securities laws.

ARTICLE 9

INDEMNIFICATION

9.1           Third-Party Infringement Claims. Supplier shall defend at its expense or settle any third-party claim against Company or its Affiliates alleging that Products provided under this Agreement infringe intellectual property rights in the country where they were sold. Supplier will pay infringement claim defense costs, Supplier—negotiated settlement amounts, and damages finally awarded by a court. Supplier has no obligation for any claim of infringement arising from, and Company will indemnify Supplier against any third-party claim arising from: (i) Supplier's compliance with Company or third party designs, specifications, instructions, or technical information; (ii) modifications to the Products made by any party other than Supplier; (iii) Company's non-compliance with applicable documentation accompanying the Products; (iv) use of Products, for purposes not contemplated by this Agreement or applicable documentation (including distribution to third parties); (v) Company use of combinations of Products with products, software, or services that are not provided by Supplier; or (vi) a Product that is not at the most current release level if the most current release level is non-infringing.

9.2           Bodily Injury Cross-Indemnity. Company and Supplier will each defend and indemnify the other and the other's employees, officers, directors and agents against all damages for bodily injury, including death, or damage to real or tangible personal property to the extent proximately caused by the indemnifying party in the course of performing this Agreement.

9.3           Indemnification Conditions. Each party's indemnification obligations under this section are conditioned upon the indemnified party: (i) promptly notifying the indemnifying party of any claim in writing; (ii) cooperating with the indemnifying party in the defense of the claim; and (iii) granting the indemnifying party sole control of the defense or settlement of the claim.

9.4           Insurance. Within 30 days of the Effective date of this Agreement, Supplier shall at its sole expense, procure and maintain policies of comprehensive general liability insurance in amounts not less than one million dollars ($1,000,000) per incident and three million dollars ($3,000,000) in annual aggregate. Supplier shall maintain such comprehensive general liability insurance for a reasonable period of not less than five (5) years after it has ceased commercial distribution or use of any Product.

ARTICLE 10
GENERAL

10.1         Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of California, United States of America, without reference to principles of conflicts of law.

10.2         Disputes. In the event of any dispute or claim arising out of or in connection with this Agreement, either Party may, by written notice to the other, have such dispute referred to the Chief Executive Officers of Supplier and Company for attempted resolution by good faith negotiations within thirty (30) days after such notice is received, and in such event, each Party shall cause its representative to meet and be available to attempt to resolve such issue. Notwithstanding the foregoing, neither Party shall be obligated to negotiate for more than thirty (30) days. If the Parties should resolve such dispute or claim, a memorandum setting forth their agreement will be prepared and signed by both Parties if requested by either Party.

10.3         Arbitration. In the event that the Parties are unable to resolve any such matter pursuant to Section 10.2, then either Party may initiate arbitration pursuant to this Section 10.3. Any arbitration under this Section 10.3 shall be conducted by Judicial Arbitration and Mediation Services ("JAMS") in San Diego in accordance with the applicable JAMS rules by a single arbitrator, unless an alternative arbitrator service and rules are agreed to by the parties. In such arbitration, the arbitrator shall select an independent expert with significant experience relating to the subject matter of such dispute to advise the arbitrator with respect to the subject matter of the dispute. If the Parties are unable to agree on an arbitrator, the arbitrator shall be selected by the chief executive of the San Francisco office of JAMS. The costs of such arbitration shall be shared equally by the Parties, and each Party shall bear its own expenses in connection with the arbitration. The Parties shall use good faith efforts to complete arbitration under this Section 10.3 within sixty (60) days following the initiation of such arbitration. The arbitrator shall establish reasonable additional procedures to facilitate and complete such arbitration within such sixty (60) day period. Nothing in this Agreement shall limit the right of either Party to seek to obtain in any court of competent jurisdiction any equitable or interim relief or provisional remedy, including injunctive relief, submitted with a certified English translation accompanied by an original or true copy thereof.

10.4         Implied Obligations. This Agreement sets forth all of the rights and obligations of the Parties with respect to the subject matter hereof.

10.5         Assignment. The rights and obligations of each Party under this Agreement may not be assigned or otherwise transferred to a third party, whether by operation of law or otherwise, without the prior written consent of the other Party. Any assignment in violation of this Section 10.5 shall be null and void. Notwithstanding the foregoing, either Party may transfer or assign its rights and obligations under this Agreement, without the consent of the other Party, to an Affiliate if the assignee or transferee has agreed to be bound by the terms and conditions of this Agreement.

10.6         Notices. Any notice or report required or permitted to be given or made under this Agreement by either Party shall be in writing and delivered to the other Party at its address indicated in this Agreement (or to such other address as a Party may specify by notice under this Agreement) by courier or by registered or certified airmail, postage prepaid, courier service, or by facsimile, which facsimile is promptly confirmed, in writing, by registered or certified airmail, postage prepaid. All notices shall be effective as of the date received by the addressee.

If to Supplier:	Dr. William Royea, President Next Dimension Technologies, Inc. 1 West Mountain Street, #11 Pasadena, California 91103

Attn:
Fax:

If to Company:	Daniel Yazbeck, CEO
CDx Inc.
6335 Ferris Square, Suite B
San Diego, CA 92121

Attn:
Fax:

10.7         Limitation of Liability. EXCEPT AS SPECIFIED IN ARTICLE 9 OR IN THE CASE OF ANY BREACH OF ARTICLE 8 OR ANY WILLFUL BREACH OF THIS AGREEMENT, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY SPECIAL, CONSEQUENTIAL, EXEMPLARY, OR INCIDENTAL DAMAGES (INCLUDING LOST OR ANTICIPATED REVENUES OR PROFITS RELATING TO THE SAME), ARISING FROM ANY CLAIM RELATING TO THIS AGREEMENT, WHETHER SUCH CLAIM IS BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, EVEN IF AN AUTHORIZED REPRESENTATIVE OF SUCH PARTY IS ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SAME.

10.8         Headings. Headings included herein are for convenience only, do not form a part of this Agreement, and shall not be used in any way to construe or interpret this Agreement.

10.9        Non-Waiver. Any waiver of the terms and conditions hereof must be explicitly in writing. The waiver by either of the Parties of any breach of any provision hereof by the other shall not be construed to be a waiver of any succeeding breach of such provision or a waiver of the provision itself.

10.10      Severability. Should any section, or portion thereof, of this Agreement be held invalid by reason of any law, statute, or regulation existing now or in the future in any jurisdiction by any court of competent authority or by a legally enforceable directive of any governmental body, such section or portion thereof will be validly reformed so as to approximate the intent of the Parties as nearly as possible and, if unreformable, will be deemed divisible and deleted with respect to such jurisdiction, but the Agreement will not otherwise be affected.

10.11      Independent Contractors. The relationship of Company and Supplier established by this Agreement is that of independent contractors. Nothing in this Agreement shall be construed to create any other relationship between Company and Supplier. Neither Party shall have any right, power, or authority to assume, create or incur any expense, liability, or obligation, express or implied, on behalf of the other.

10.12      Entire Agreement. This Agreement, together with the Exhibits hereto, the License Agreement and the Joint Development Agreement between the Parties dated November 1, 2013, as amended, constitutes and contains the entire understanding and agreement of the Parties respecting the subject matter hereof and cancels and supersedes any and all prior and contemporaneous negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter. For clarity, the Joint Development Agreement and the License Agreement shall remain in full force and effect. Notwithstanding the foregoing, to the extent the terms and conditions of the body of this Agreement conflict with the terms and conditions of any Exhibit hereto, the terms and conditions of the body of this Agreement shall govern. No agreement or understanding varying or extending this Agreement shall be binding upon either Party, unless set forth in a writing which specifically refers to the Agreement that is signed by duly authorized officers or representatives of the respective Parties, and the provisions of the Agreement not specifically amended thereby shall remain in full force and effect.

10.13       Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Agreement.

(NDT)	(CDx)

By:	/s/ William Royea	By:	/s/ Daniel Yazbeck
Name:	William Royea	Name:	Daniel Yazbeck
Title:	President	Title:	CEO
Date:	May 19. 2015	Date:	May 19. 2015

EXHIBIT A

PRODUCT DESCRIPTION

Product is a chemiresistive sensor array consisting of sixteen (16) sensor elements and an integrated sensor chamber/cover. The Product is intended for integration into a chemical analyzer for use in the Field or as a replacement component for such analyzer.

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EXHIBIT B

PRODUCT SPECIFICATION

1.01	SENSOR DESCRIPTION (APPLICATION AND END-USE ENVIRONMENT)

A.	Sensor will be integrated into an analyzer that will be used by to distinguish and identify cannabis strains that are pre-programmed in a strain library.

1.02	SENSOR ASSEMBLY

A.	Substrate will be black FR4 with finished substrate thickness of _______ Substrate will accommodate 16 unique sensor elements and will make electrical contact to the analyzer via Samtec part _______

B.	Substrate cover will be black anodized aluminum with overall thickness of ______________

C.	Substrate will be joined to substrate cover to form an internal flow chamber with volume of _______ cubic inches.

D.	Substrate will be fastened to substrate cover using _____ size stainless steel torx-style pan head screws and sealed with a seal that provides less than leakage at a flow rate of /min with continuous internal vacuum pressures of ____ bar.

E.	Chamber will provide gas intake and gas exhaust ports on the top surface of the substrate cover, each with a diameter of ________

F	Assembled sensor will conform to the dimensions listed in the images shown below _________

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1.03	SENSOR ELEMENTS

Property	Description

Sensor film composition

Identities and compositions of sensor elements shall be within 2% of the compositions of each sensor element that was previously provided under Task 1.5 of the Joint Development Agreement.

No later than May 21, 2015, Company may request substitute film compositions from approximately forty additional film compositions to be provided to the Company as Test Products. For any substitute film compositions, the identities and compositions of any substitute sensor elements for Products shall be within 2% of the compositions delivered on the Test Products.

Sensor film composition variability (sensor-to-sensor)	+1- 2%

Sensor film area (per sensor element)	________________________

Baseline resistance	Minimum: ___________kohm

under nitrogen flow of ___mL/min.)	Maximum: ______kohm

Sensor response to standard analyte

Sensor lifetime (storage)	Undefined: Supplier shall provide specification for sensor lifetime within six (6) months of the Effective Date of this Agreement

Film properties (other)	Film will be free from imperfections (e.g. peeling, blistering, pinholes, and other irregularities)

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1.04	ENVIRONMENTAL CONDITIONS (LIMITS)

Property	Value

Storage temperature	Undefined: Supplier shall provide specification for storage temperature within three (3) months of the Effective Date of this Agreement

Storage humidity	Undefined: Supplier shall provide specification for storage humidity within three (3) months of the Effective Date of this Agreement

Operating temperature	Undefined: Supplier shall provide specification for operating temperature within three (3) months of the Effective Date of this Agreement

Operating humidity	Undefined: Supplier shall provide specification for operating humidity within three (3) months of the Effective Date of this Agreement

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1.05	PHYSICAL

Property	Value

Overall length	1.75" +/- 10%

Overall width	0.81" +/- 10%

Height	0.21" +/- 10%

1.06	SENSOR TEST PROTOCOL
A.	Baseline resistance of each sensor element will be measured and verified to be within specifications.
B.	Sensor response for each sensor element to standard analyte will be measured and verified to be within specification (for sensors delivered on or after June 12, 2015 only)
C.	Ail sensor arrays will be inspected visually for imperfections prior to packaging.

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1.07	MARKING AND PACKAGING

A.	Sensor chamber covers will be engraved with artwork shown below. Art will be monochromatic (inverted color from artwork shown below) and will provide for contrast against black anodized aluminum substrate cover.

B.	Sensor substrates will be labeled with unique serial numbers.

C.	Sensors will be packaged in bulk with labels indicating a description of contents. Packaging will provide for sufficient protection of sensors during shipping and handling

D.	Baseline resistances for each sensor element and sensor responses to standard analytes will be provided through an electronic database with reference to the sensor serial number. (for sensors delivered on or after June 12, 2015 only)

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EXHIBIT C

INITIAL FORECAST AND SUPPLY CONSTRAINTS

Quarter	Company's Product Forecast (units)	Supplier's Supply Constraint (units)	Supplier's Lead Time (days)

Second quarter of 2015	_____ units	_____ units	____ days

Third quarter of 2015	_____ units	_____ units	____ days

Fourth quarter of 2015	_____ units	_____ units	____ days

First quarter of 2016	_____ units	_____ units	____ days

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EXHIBIT D

INITIAL PURCHASE ORDER

Purchase Date: Purchase Quantity: Unit Price: Total Price: Shipping Address: Billing Address: Payment Terms: Shipping Method:

April 24, 2015

_______________________

_______________________

_______________________

CDx Receiving, 4225 Executive Square Suite 600, La Jolla, CA, 92037

(unless otherwise specified prior to shipment)

CDx Accounts Payable, 4225 Executive Square Suite 600,

La Jolla, CA, 92037

_______________________

FedEx Priority Overnight (unless otherwise specified prior to shipment)

Delivery Schedule:

Shipment date	Quantity	Conditions / Notes

April 27, 2015	_______	Evaluation sensors for formulation determination

May 5, 2015	_______	Evaluation sensors for formulation determination

May 28, 2015	_______	Company shall notify Supplier in writing no later than May 21, 2015 if material substitutions are requested per Exhibit B, section 1.03.

June 19, 2015	_______	Company shall notify Supplier in writing no later than May 21, 2015 if material substitutions are requested per Exhibit B, section 1.03.

June 25, 2015	_______	Company shall notify Supplier in writing no later than May 21, 2015 if material substitutions are requested per Exhibit B, section 1.03.

July 10, 2015	_______	Company shall notify Supplier in writing no later than May 21, 2015 if material substitutions are requested per Exhibit B, section 1.03.

July 17, 2015	_______	Company shall notify Supplier in writing no later than May 21, 2015 if material substitutions are requested per Exhibit B, section 1.03.

July 24, 2015	_______	Supplier will supply default sensor compositions if Company does not provide final sensor composition information by May 29, 2015.

July 31, 2015	_______	Supplier will supply default sensor compositions if Company does not provide final sensor composition information by May 29, 2015.

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EXHIBIT E

PRICES

Product Price.

Description	Price

________) units sold under this Agreement	___________ per unit

All subsequent units sold under this Agreement	___________ per unit

Payment Terms. ____________________________________

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